Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this proxy statement/prospectus on Form S-4/A of Heritage Financial Corporation (the Company) of our report dated February 27, 2025 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, and to the reference to us under the heading "Experts" in the proxy statement/prospectus.

/s/ Crowe LLP

Denver, Colorado
December 2, 2025